NEUBERGER BERMAN EQUITY TRUST
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A


SERIES                                          DATE MADE PARTY TO AGREEMENT
------                                          ----------------------------

Neuberger Berman Century Trust                    November 17, 1999

Neuberger Berman Focus Trust                      August 3, 1993

Neuberger Berman Guardian Trust                   August 3, 1993

Neuberger Berman Manhattan Trust                  August 3, 1993

Neuberger Berman Partners Trust                   August 3, 1993

Neuberger Berman Genesis Trust                    August 3, 1993

Neuberger Berman International Trust              August 30, 1997

Neuberger Berman Millennium Trust                 October 19, 1998

Neuberger Berman Regency  Trust                   April 30, 1999

Neuberger Berman Socially Responsive Trust        December 1, 1999

Neuberger Berman Technology Trust                 April 17, 2000